PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 1,	October 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$186,112	$98,945
Accounts receivable	98,510	82,951
Inventories	27,904	15,502
Other current assets	7,397	8,404

Total current assets	319,923	205,802

Property, plant and equipment, net	403,413	369,814
Investment in joint venture	72,001	61,127
Intangible assets, net	44,951	47,748
Other assets	22,263	19,388

	$862,551	$703,879

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$5,827	$11,467
Accounts payable and accrued liabilities	134,624	107,762

Total current liabilities	140,451	119,229

Long-term borrowings	159,558	78,852
Deferred income taxes and other liabilities	9,927	9,855

Equity	552,615	495,943

	$862,551	$703,879